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                                                                    EXHIBIT 99.1



      SATCON ANNOUNCES PLAN TO DISTRIBUTE 5,000,000 SHARES OF BEACON POWER
                       COMMON STOCK TO SATCON STOCKHOLDERS

         CAMBRIDGE, Mass. - Sept. 13, 2001 - SatCon Technology Corporation(R) (Nasdaq NM: SATC), a leader in power and energy management products, today announced that it plans to make a pro rata distribution to its stockholders of 5,000,000 shares of common stock of Beacon Power Corporation held by SatCon, subject to certain contingencies. SatCon currently owns 9,705,910 shares, or approximately 23%, of Beacon Power's common stock. After the distribution, SatCon will own 4,705,910 shares, or approximately 11%, of Beacon Power's of common stock. SatCon also owns a warrant to purchase 173,704 shares of Beacon Power's common stock at an exercise price of $1.25 per share. SatCon's strategic supply relationship with Beacon Power will continue intact and David Eisenhaure, SatCon's President, CEO and Chairman, will remain on Beacon Power's Board of Directors.

         The record date to establish the SatCon stockholders entitled to receive shares of Beacon Power's common stock has been set for Monday, September 24, 2001. Assuming the contingencies described below have been satisfied, the distribution date is set for Friday, September 28, 2001, and the ex-dividend date will be the next business day, or Monday, October 1, 2001.

         On the distribution date, assuming the contingencies are satisfied, holders of shares of SatCon's common stock are expected to receive approximately
 .3023 shares of Beacon Power common stock for each share of SatCon common stock held on the record date. Because there are convertible securities of SatCon outstanding, the exact ratio cannot be conclusively determined until the record date. Cash payments will be made in lieu of fractional shares.

         The proposed contingent distribution of Beacon Power common stock is subject to the following three contingencies:

1. The closing price of Beacon Power's common stock on the Nasdaq National Market on the distribution date may not be in excess of $5.50 per share.

2. SatCon's Board of Directors must have received a capital surplus and solvency opinion acceptable to the Board of Directors with respect to the distribution.

3. The distribution must be consummated by SatCon's transfer agent prior to September 30, 2001, the last day of SatCon's fiscal year.

         In the event that any one of these contingencies is not satisfied or waived by SatCon's Board of Directors, SatCon will not effect the proposed contingent distribution.

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         The distribution will be treated as a taxable distribution for SatCon and its stockholders for U.S. federal income tax purposes. However, SatCon expects that, based on the current market value of Beacon Power shares, the entire gain will be offset by SatCon's operating loss for its fiscal year ending September 30, 2001. If so, SatCon would not incur any current year obligations to pay federal income taxes, and none of the distribution would be treated as a taxable dividend to SatCon's stockholders. SatCon's stockholders would only recognize gain on the distribution to the extent that the fair market value of the .3023 shares of Beacon Power common stock received by a stockholder exceeded the stockholder's tax basis in the SatCon share with respect to which the distribution was received. SatCon believes that because its operating loss for the current fiscal year will likely be sufficient to offset the amount of gain attributable to the Beacon Power shares that are proposed to be distributed, SatCon has an opportunity, that may not exist in future years, to distribute the Beacon Power shares to SatCon's stockholders with little or no current tax cost. The precise amounts of gain or income on which SatCon and its stockholders will be obligated to pay tax, if any, will depend on several future facts and circumstances including, in particular, SatCon's performance over the remainder of its fiscal year and the price of Beacon Power's common stock on the date of the distribution.

ABOUT SATCON TECHNOLOGY CORPORATION

SATCON TECHNOLOGY CORPORATION MANUFACTURES AND SELLS POWER AND ENERGY MANAGEMENT PRODUCTS FOR DIGITAL POWER MARKETS. SATCON HAS THREE BUSINESS UNITS: SATCON POWER SYSTEMS MANUFACTURES AND SELLS POWER SYSTEMS FOR DISTRIBUTED POWER GENERATION, POWER QUALITY AND FACTORY AUTOMATION. SATCON SEMICONDUCTOR PRODUCTS MANUFACTURES AND SELLS POWER CHIP COMPONENTS, POWER SWITCHES, RF DEVICES, AMPLIFIERS, TELECOMMUNICATIONS ELECTRONICS AND HYBRID MICROCIRCUITS FOR INDUSTRIAL, MEDICAL AND AEROSPACE APPLICATIONS. SATCON APPLIED TECHNOLOGY DEVELOPS ADVANCED TECHNOLOGY IN DIGITAL POWER ELECTRONICS, HIGH-EFFICIENCY MACHINES AND CONTROL SYSTEMS WITH THE STRATEGY OF TRANSITIONING THOSE TECHNOLOGIES INTO PRODUCTS. FOR FURTHER INFORMATION, PLEASE VISIT THE SATCON WEBSITE AT www.satcon.com.

STATEMENTS MADE IN THIS DOCUMENT THAT ARE NOT HISTORICAL FACTS OR WHICH APPLY PROSPECTIVELY ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE SATCON'S ACTUAL CIRCUMSTANCES OR RESULTS TO DIFFER MATERIALLY FROM THOSE IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE NON-FULFILLMENT OF ANY OR ALL OF THE DISTRIBUTION CONTINGENCIES TO BE SATISFIED FOR ANY REASON INCLUDING, THE INABILITY OF SATCON'S TRANSFER AGENT TO EFFECT THE DISTRIBUTION BY SEPTEMBER 30, 2001, THE FAILURE TO OBTAIN THE COOPERATION OF BEACON POWER TO CONSUMMATE THE PROPOSED CONTINGENT DISTRIBUTION, THE PRICE OF BEACON POWER COMMON STOCK EXCEEDING $5.50 PER SHARE ON THE DATE OF DISTRIBUTION, CHANGED MARKET CONDITIONS, OR UNFORESEEN DEVELOPMENTS IN SATCON'S BUSINESS AND INDUSTRY. ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS IS CONTAINED FROM TIME TO TIME IN SATCON'S FILINGS, INCLUDING, BUT NOT LIMITED TO, SATCON'S FORMS 10-K, FORMS 10-Q AND FORMS 8-K. COPIES OF THOSE FILINGS ARE AVAILABLE FROM SATCON AND THE SECURITIES AND EXCHANGE COMMISSION.


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Contact:

     SatCon Technology Corporation(R)
     Sean F. Moran
     Chief Financial Officer
     617.661.0540

     or

     PondelWilkinson MS&L
     Corporate and Investor Relations
     Robert Whetstone, Rosemary Moothart
     310.207.9300